Exhibit 5

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

February 20, 2014

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, TN 37203

Re:	Healthcare Realty Trust Incorporated

Ladies and Gentlemen:

In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333-194037) filed by the Company under the Securities Act of 1933, as amended, the related Prospectus dated February 19, 2014 (the “Prospectus”), as supplemented by the Prospectus Supplement dated February 20, 2014 (the “Prospectus Supplement”), relating to the offering of up to 5,391,400 shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Prospectus Supplement, to the extent actually issued and sold in the manner and on the terms described in the Equity Distribution Agreement, dated March 29, 2013, by and between the Company and RBC Capital Markets, LLC, the Controlled Equity Offering Sales Agreement, dated March 29, 2013, by and between the Company and Cantor Fitzgerald & Co., the At-The-Market Equity Offering Sales Agreement, dated March 29, 2013, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the Sales Agency Financing Agreement, dated March 29, 2013, by and between the Company and Scotia Capital (USA) Inc., the Prospectus and the Prospectus Supplement, will be duly authorized and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

The foregoing opinion is limited to matters arising under the Maryland General Corporation Law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP